UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

CONOR MEDSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51066	94-3350973
(Commission File Number)	(IRS Employer Identification No.)

1003 Hamilton Court

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 5, 2007, Conor Medsystems, Inc. (the “Company”) was served with a complaint naming the Company and members of its Board of Directors as defendants in a purported class action complaint filed in the San Mateo County Superior Court of the State of California. The case is captioned Capital Trading Co. v. Litvack et al., No. CIV 459751. The complaint alleges that defendants entered into an agreement for the purchase of the Company to protect and advance the interests of the Company’s directors at the expense of the Company’s stockholders and without making full and adequate disclosures, without adequately marketing the Company to other potential buyers, and without adequate consideration. The complaint also alleges that the Company and the individuals named as defendants have acted and are acting contrary to their duty to maximize stockholder value and contrary to their fiduciary duties of due care, loyalty and disclosure. The plaintiff seeks, among other things, to enjoin the proposed acquisition of the Company by Johnson & Johnson. An unfavorable outcome in this lawsuit could prevent or delay the consummation of the acquisition, result in substantial costs to the Company, or both. It is also possible that other, similar shareholder lawsuits may yet be filed, and to the extent similar cases are filed and the Company believes that such cases will be consolidated, the Company does not intend to file subsequent Forms 8-K regarding these new cases. The Company cannot estimate any possible loss from this or future litigation at this time.

On January 9, 2007, the Company announced that the U.S. Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the previously announced merger agreement between the Company, Johnson & Johnson and a wholly owned subsidiary of Johnson & Johnson. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press Release entitled “Johnson & Johnson Acquisition of Conor Medsystems, Inc. Receives Clearance From U.S. Federal Trade Commission,” dated January 9, 2007.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOR MEDSYSTEMS, INC.

Dated: January 9, 2007	By:	/s/ Michael Boennighausen
Michael Boennighausen
Vice President, Finance and Administration and Chief Financial Officer

2

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “Johnson & Johnson Acquisition of Conor Medsystems, Inc. Receives Clearance From U.S. Federal Trade Commission,” dated January 9, 2007.

1